SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 16, 2011

BALQON CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	000-52337 (Commission File Number)	33-0989901 (IRS Employer Identification No.)

1420 240th Street, Harbor City, California	90710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (310) 326-3056

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 16, 2011, the size of the Board of Directors (the “Board”) of Balqon Corporation (the “Company”) was increased from three to four, and Erik Rolland, Ph.D. was appointed as a member of the Board.  Dr. Rolland was appointed as a Class III director to serve until the Company’s 2012 annual meeting of stockholders and was also appointed to the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  The Board has determined that Dr. Rolland is “independent” under the current standards for determining “independence” established by the Securities and Exchange Commission and the NASDAQ Market Place Rules.

On August 16, 2011, the Company entered into an Indemnification Agreement with Dr. Rolland in connection with his appointment as a member of the Board.  Under the Indemnification Agreement, the Company has agreed to indemnify Dr. Rolland to the fullest extent permitted by the Nevada Law and, in certain circumstances, to pay expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by each such director in any action or proceeding brought or asserted against him in his capacity as a member of the Board.

In connection with his appointment to the Board, the Company issued 25,000 shares of its common stock to Dr. Rolland under the Company’s 2008 Stock Incentive Plan.  The Company also agreed to pay Dr. Rolland $3,000 per quarter as compensation for his services to the Company as a member of the Board.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement (1)
_______________________________________
(*)           Filed herewith.
(1)	Filed as an exhibit to the Balqon Corporation’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALQON CORPORATION
Date: August 16, 2011	By: /s/ BALWINDER SAMRA
Balwinder Samra, President and Chief Executive Office